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                                                                   EXHIBIT 12(b)



                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements


                  For the Nine Months Ended September 30, 2001
                          (In thousands, except ratio)


       Net income                                                   $2,906

       Fixed charges:
              Advisory fees                                            105

       Total fixed charges                                             105

       Earnings before fixed charges                                $3,011

       Fixed charges, as above                                         105

       Preferred stock dividend requirement                          2,042

       Fixed charges including preferred stock dividends            $2,147

       Ratio of earnings to fixed charges and preferred
              stock dividends requirements                            1.40



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